U.S. SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549
                                   FORM 12b-25
                   NOTIFICATION OF LATE FILING SEC FILE NUMBER
                                     0-18049
                                  (Check One):
            |_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K
                  |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

               For Period Ended: ...................June 30, 2005
                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form N-SAR

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:________________________

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                         Part I - Registrant Information

StarInvest Group, Inc.
Full Name of Registrant

Exus Global, Inc.
Former Name if Applicable

122 East 42nd Street, Suite 2715
Address of Principal Executive Office (Street and Number)

New York, NY 10168
City, State and Zip Code

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

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                        Part II - Rules 12b-25(b) and (c)
            =======================================================

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                              Part III - Narrative
            =======================================================

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.


Due to certain unanticipated demands placed on the Registrant's management and finance staff in connection with the preparation of the Registrant's financial statements, the Registrant is unable to file its Form 10-Q for the period ended June 30, 2005 within the prescribed time period without unreasonable effort and expense.

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                           Part IV - Other Information
            =======================================================

(1) Name and telephone number of person to contact in regard to this notification

Isaac Sutton (212) 514-6600
---------------------------
(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

|X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?

|_| Yes |X| No

If so, attach an explanation of the anticipated changes, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             STARINVEST GROUP, INC.
                             ----------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 15, 2005                        By: /s/ Isaac H. Sutton
                                                 Isaac H. Sutton
                                                 Chief Executive Officer